Exhibit 3.2

BYLAWS

OF

SELECTIS HEALTH, INC.

a Utah Corporation

Adopted as of October 5, 2026

Article I — Offices

1.1 Principal Office. The principal office of Selectis Health, Inc. (the “Corporation”) shall be located at such place as the Board of Directors may determine. The Corporation may also have offices at such other places as the Board of Directors may from time to time designate.

1.2 Registered Office and Agent. The Corporation shall continuously maintain a registered office and registered agent in the State of Utah as required by the Utah Revised Business Corporation Act (the “Act”).

Article II — Purpose

2.1 Purpose. The Corporation is organized to serve as an acquisition vehicle and, in particular, to effect one or more mergers, consolidations, share exchanges, or similar business-combination transactions in which the Corporation acquires, or is combined with, one or more target entities, including transactions in which a target entity merges with and into the Corporation (with the Corporation surviving) or in which the Corporation merges with and into a target entity. The Corporation may also engage in any other lawful act or activity for which corporations may be organized under the Act, and may take all actions necessary, convenient, or incidental to the foregoing.

Article III — Shareholders

3.1 Meetings. Meetings of shareholders may be held for any proper purpose at such date, time, and place as determined by the Board of Directors, and written notice shall be given not fewer than ten (10) nor more than sixty (60) days before the meeting, except as otherwise provided by the Act. Notice may be waived in writing or by attendance.

3.2 Quorum and Voting. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum, and the affirmative vote of a majority of the shares represented and voting shall be the act of the shareholders, unless a greater vote is required by the Act, the articles of incorporation, or these Bylaws.

3.3 Action by Written Consent. Any action required or permitted to be taken by the shareholders may be taken without a meeting by one or more written consents signed by shareholders holding the minimum number of votes necessary to authorize the action, delivered to the Corporation in accordance with the Act. Proxies may be executed in writing by a shareholder or the shareholder’s duly authorized attorney-in-fact.

3.4 Single Shareholder. For so long as all outstanding shares of the Corporation are held of record by one person or one entity (a “single shareholder”): (a) the shares shall not be transferable without the prior written approval of the Board of Directors, and any attempted transfer shall be void; (b) no shareholder meeting may be called or held; and (c) all action of the shareholders or the Board of Directors shall be taken by written consent without a meeting. An entity shall count as one shareholder regardless of how many owners or beneficial holders it has, and the Corporation shall not look through it.

Article IV — Board of Directors

4.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

4.2 Number and Tenure. The Board of Directors shall consist of one (1) or more directors, the exact number to be fixed from time to time by the shareholders or the Board. Each director shall hold office until a successor is elected and qualified, or until the director’s earlier death, resignation, or removal.

4.3 Election and Removal. Directors shall be elected by the shareholders. Any director may be removed, with or without cause, by the shareholders at any time.

4.4 Vacancies. Any vacancy on the Board of Directors may be filled by the shareholders or by a majority of the remaining directors.

4.5 Meetings; Notice. Regular and special meetings of the Board of Directors may be held at such times and places as the Board determines. Meetings may be held by telephone or other means of communication by which all participants can hear one another.

4.6 Quorum and Voting. A majority of the directors then in office shall constitute a quorum. The act of a majority of directors present at a meeting at which a quorum is present shall be the act of the Board.

4.7 Action Without a Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if all directors consent in writing to the action.

Article V — Officers

5.1 Officers. The officers of the Corporation shall be a President, a Secretary, and a Treasurer, and may include one or more Vice Presidents and such other officers as the Board of Directors may appoint. Any two or more offices may be held by the same person.

5.2 Appointment and Term. Officers shall be appointed by the Board of Directors and shall hold office at the pleasure of the Board. Any officer may be removed by the Board at any time, with or without cause.

5.3 Authority and Duties. Each officer shall have the authority and perform the duties customarily incident to the office and such additional duties as the Board of Directors may assign. The President shall be the chief executive officer and shall have general supervision over the business and affairs of the Corporation.

Article VI — Shares

6.1 Certificates. Shares of the Corporation may be certificated or uncertificated, as determined by the Board of Directors. Certificates, if issued, shall be signed by the appropriate officers and shall state the holder’s name and the number and class of shares.

6.2 Restriction on Transfer. The shares of the Corporation are not transferable except a transfer approved in writing by the Board of Directors, and any attempted transfer without such approval shall be void. This Section is subject to Section 3.4 (Single Shareholder).

6.3 Single Shareholder. Notwithstanding any other provision of these Bylaws, for so long as the Corporation has a single shareholder, the shares of the Corporation shall not be transferable, and no transfer of any shares shall be permitted or recognized by the Corporation.

6.4 Record Owner. The Corporation shall be entitled to treat the registered holder of any shares as the owner thereof for all purposes.

Article VII — Indemnification

7.1 Indemnification. To the fullest extent permitted by the Act, the Corporation shall indemnify its directors and officers against liabilities and expenses incurred in connection with any proceeding arising out of their service to the Corporation, and may advance expenses, except where prohibited by the Act.

Article VIII — General Provisions

8.1 Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

8.2 Amendments. These Bylaws may be amended or repealed, and new bylaws adopted, by the Board of Directors or the shareholders, subject to the Act and the articles of incorporation.

8.3 Conflicts. In the event of any conflict between these Bylaws and the articles of incorporation or the Act, the articles of incorporation and the Act shall control, in that order.